Exhibit 10.2

September 4, 2013

Ms. Jillian Mansolf

Re:     Amendment to Offer Letter

Dear Jillian;

Reference is made to that certain employment offer letter (the “Offer Letter”) dated as of June 29, 2009 by and between you and Overland Storage, Inc. (the “Company”). This letter agreement (this “Agreement”) amends the Offer Letter as and to the extent set forth herein, and shall be effective on the eighth day after you sign and deliver both this Agreement and the Release (as defined below) to the Company (the “Effective Date”), provided that you do not revoke the Release before such date pursuant to its terms, and provided further that you sign and deliver this Agreement to the Company on or before September 14, 2013.

1.     Amendments. The Offer Letter is hereby amended as follows:

(a)    Position. Effective as of August 19, 2013, you will serve as the Senior Vice President of Marketing, and will continue to report to the Company’s Chief Executive Officer.

(b)    Compensation. You will continue to be paid a base salary at your current rate of $250,000 per year, less applicable withholdings and authorized deductions (“Base Salary”) in accordance with the Company’s regularly scheduled payroll schedule. Through September 30, 2013, you will continue to be eligible for quarterly commission earnings of $25,500, less applicable withholdings and authorized deductions, at 100% of quota and payable on the last pay period of each month. You will cease to be eligible for commission earnings commencing on October 1, 2013. Commencing on October 1, 2013, you will be eligible to receive a quarterly bonus (the “Bonus”) under the Company’s Executive Bonus Plan based upon the achievement of financial and management objectives reasonably established by the Company’s Board of Directors (the “Board”) or an authorized committee of the Board of Directors. Your target bonus for each quarter will be $25,500 per quarter. In order to be eligible to earn the Bonus, you must be actively and continuously employed through the end of the applicable fiscal quarter. Any Bonus will be paid to you on the date that the Board awards bonuses for such fiscal quarter to similarly situated executives of the Company, but in no event later than March 15th of the calendar year after the year in which such Bonus is earned.

(c)    Termination without Cause. If your employment is terminated by the Company without Cause (as defined in the agreement evidencing RSU Award), the Company shall pay you the Accrued Obligations (as defined below) and, provided that you comply with the Conditions (as defined below):

(i)    the Company shall pay you an amount equal to three (3) months of your Base Salary in effect as of the termination date, payable in equal installments, less standard withholdings and authorized deductions, during the three (3) month period that commences with the first calendar day of the calendar month following your “separation from service” with the Company, in accordance with the Company’s standard payroll schedule and policies then in effect, provided that any such payments scheduled to be made prior to the date the Release becomes effective shall be made in a lump sum not later than 10 days after the effective date of the Release; and

(ii)    the Company will reimburse you for your monthly health insurance coverage payments for you and your eligible dependents for a period commencing on the Termination Date and ending on the earlier to occur of (a) the six (6) month anniversary of the Termination Date, and (b) the date you become eligible to receive health insurance coverage from a subsequent employer, in each case, provided that you timely exercise your right to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(d)    Resignation. If you resign from employment prior to January 10, 2014 or after June 30, 2014, the Company shall only be obligated to pay you the Accrued Obligations. If you resign from your employment during the period of January 3, 2014 through June 30, 2014, you shall be entitled to receive the same benefits set forth in subsections (c)(i) and (c)(ii) above (to be paid in the same manner set forth therein), subject to you complying with the Conditions.

(e)    RSUs. If you timely sign and deliver (and do not revoke) this Agreement as provided above, then the portion of the restricted stock unit award granted June 29, 2011 (the “RSU Award”) that is scheduled to vest on January 15, 2014 will instead vest on January 3, 2014 (subject to your continued employment with the Company through such date).

(f)    Definitions. For purposes of this Agreement:

(i)    “Accrued Obligations” shall mean (i) amounts that have been earned as Base Salary, commissions or Bonus pursuant to this Agreement but have not yet been paid as of the last day of your employment, (ii) any accrued but unused vacation earned through the last day of your employment, and (iii) any expenses incurred prior to the last day of your employment which have not been reimbursed as of the last day of your employment.

(ii)    “Conditions” shall mean your signing and not revoking the general release of claims in a form substantially similar to the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days of the date the Company provides the final form of Release to you (or such longer period as may be required by applicable law to obtain a release of all claims) (which the Company shall provide you within seven (7) days following the termination date), and your compliance with your continuing obligations to the Company under this Agreement, the Release and the Proprietary Information and Inventions Assignment Agreement that you previously signed with the Company.

(iii)    “Separation from service” shall be determined within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended by the rules and regulations issued thereunder by the Department of Treasury and the Internal Revenue Service (“409A”).

2.    Section 409A. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you. If you are a “specified employee” within the meaning of Section 409A as of the date of your “separation from service” (as defined above), you shall not be entitled to any Severance Benefits until the earlier of (a) the date which is six (6) months after your separation from service for any reason other than death, or (b) the date of your death. The provisions of this Section 2 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to your upon or during the six (6) month period following the your separation from service that are not so paid by reason of this Section 2 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after your separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of your death). To the extent that any reimbursements pursuant to Section 1(c)(ii) are taxable to you, any such reimbursement payment due to you shall be paid to you on or before the last day of the taxable year following the taxable year in which the related expense was incurred. Such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

3.     Status of Other Agreements. Except as modified by this Agreement, the Offer Letter remains in full force and effect. Notwithstanding the foregoing, your Retention Agreement with the Company, dated July 13, 2009 shall hereby terminate and be of no further force or effect as of the Effective Date. For the avoidance of doubt, nothing in this Agreement alters your “at will” employment status with the Company, and either the Company or you may terminate your employment at any time for any reason without advance notice (subject to any payment obligations contained herein).
3.    Miscellaneous. The Offer Letter (as modified by this Agreement) constitutes the entire agreement between the Company and you concerning the matters set forth herein. and supersedes any prior agreements, understandings, promises or negotiations. This Agreement will be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of all such persons. This Agreement may be assigned by the Company without restriction (including but not limited to, in connection with any merger, reorganization, sale of assets or securities of the Company, or otherwise). The laws of the State of California govern this Agreement, regardless of the laws that might otherwise govern under applicable principles of conflict of law thereof. In the event that any portion of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such portion to other persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.

Sincerely,

OVERLAND STORAGE, INC.

/s/ Eric Kelly

By: Eric Kelly, CEO
Date:     September 4     , 2013

ACCEPTED AND AGREED

/s/ Jillian Mansolf

By: Jillian Mansolf
Date:    September 4     , 2013

EXHIBIT A

GENERAL RELEASE

Pursuant to the terms of the Amendment to Offer Letter dated as of September __, 2013 (by and between Overland Storage, Inc. (the “Company”) and the undersigned (the “Agreement”), the undersigned herby executes this general release (this “Release”).

1.    Release of Claims. On behalf of myself, and my heirs, family members, executors and assigns, I hereby fully and forever release, waive, discharge and covenant not to sue Overland Storage, Inc. (the “Company”) and its Affiliates and each of its and their past, present and future officers, agents, directors, employees, partners, joint venturers, investors, equity holders, administrators, affiliates, divisions, subsidiaries, parents, predecessors, successor corporations, and assigns (the “Releasees”), from, and agree not to sue concerning, or in any manner to institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that I may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the date that I sign this Release (collectively, the “Claims”), including without limitation, (a) any and all Claims relating to or arising from my employment relationship with the Company or any of its affiliates and the termination of that relationship; (b) any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract (including but not limited to any claims arising out of the Offer Letter (as defined in the Agreement) or any other agreement with the Company, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; (c) any and all Claims for violation of any federal, state or municipal statute, regulation, ordinance, constitution or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Credit Reporting Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; The Worker Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act, the California Fair Employment and Housing Act; the California Labor Code; the California Business and Professions Code; and any amendment to any such statute or regulation; (d) except as expressly provided in the Agreement, any and all Claims for any severance pay, bonus, wages, commissions, sick leave, holiday pay, vacation pay, paid time off, life insurance, health and/or medical insurance or any other fringe benefit, or any other form of compensation allegedly earned during my employment with the Company; and (e) any and all Claims for penalties, attorneys' fees and/or costs. Notwithstanding the foregoing, the Claims released under this Agreement by me does not include any Claim that cannot be released as a matter of applicable law, any Claims arising under this Release or the Agreement or arising after the date of this Agreement, or any Claims or rights I may have to indemnification under applicable law or the Company’s bylaws or articles of incorporation.

2.    Waiver of Unknown Claims. I understand and agree that the release of Claims set forth above shall be effective as a full and final release by me of each and every released Claim described above, including but not limited to any known or unknown claims and any suspected or unsuspected claims. In furtherance of this intention, I expressly waive any and all rights under any state, federal or local law, regulation, or common law that prohibit the release of unknown or unsuspected claims, including but not limited to Section 1542 of the California Civil Code (“Section 1542”) or any similar or analogous law, regulation, or common law. For your understanding, the text of Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
3.    Acknowledgment of Waiver of ADEA Claims. I acknowledge that I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that this waiver and release is knowing and voluntary. The Company and I agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date I sign this Agreement. I acknowledge that the consideration given for this Agreement is beyond that which I was previously entitled. I further acknowledge that you have been advised by this writing that:
(a)    I should consult with an attorney prior to executing this Agreement;
(b)    I was given a copy of this Agreement on August 23, 2013 and informed that I have 21 days within which to consider the Agreement; if I sign this Agreement before the end of such 21-day period, I will have done so voluntarily and with full knowledge that I am waiving this right to have 21 days to consider this Agreement, and changes made to this Agreement, whether material or immaterial, will not extend or re-start the 21-day period for me to consider this Agreement;
(c)    I have the right to revoke this Agreement at any time within the seven (7) day period after I sign this Agreement, provided, however, that any such revocation must be in writing and delivered to Eric Kelly (the Company’s Chief Executive Officer) by the close of business on or before the seventh day from the date that I sign this Agreement;
(d)    this Agreement shall not be effective until the eighth day after I execute and do not revoke this Agreement; and
(e)    nothing in this Agreement prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

4.    No Pending or Future Lawsuits Relating To Released Claims. I hereby acknowledge and agree that no charge, complaint, action, application, petition, or grievance brought by me or on my behalf regarding any of the released Claims is currently open or presently exists against the Company and/or any other Releasee in any forum or form. I hereby promise to opt out of any class or representative action and to take such other steps as I have the power to take to disassociate myself from and waive any rights or remedies that might be received from any class or representative action seeking relief against the Company and/or any other Releasee regarding any of the released Claims. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall cause me to relinquish any protected rights I may have under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act or any analogous state laws to file a charge, testify, assist or participate in any manner in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission or the Office of Federal Contract Compliance or any analogous state agencies; provided, however, that I hereby waive any right to receive any remedies, benefits or other compensation as a result of any such participation.

5.    Confidentiality Agreement. I shall comply with my continuing obligations to the Company under the terms of the Proprietary Information and Inventions Agreement that was entered into by and between the Company and you (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby expressly incorporated into this Agreement.

6.    Return of Company Property. Upon my termination of employment for any reason, on or before the effective date of such termination, I shall return to the Company (and not retain any copies of): all Company property issued to or obtained by me, including but not limited to computers (and any software, power cords, manuals, computer bag and other equipment that was provided to me with any such computers), card keys, security cards, mobile telephones, personal digital assistants, electronic storage devices, and all original and copies of any documents that contain the Company’s Confidential Information (as such term is defined in the Confidentiality Agreement) in any paper or electronic format (including but not limited to emails, Power Point presentations, Excel spreadsheets, Word documents, pdfs, and other electronically stored information).

7.    Indemnification Agreement. The parties acknowledge and agree that the parties’ Indemnification Agreement, dated July 13, 2009 (the “Indemnification Agreement”), shall remain in full force and effect in accordance with its terms and conditions.

8.    No Admission of Liability. This Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to you or to any third party.

9.    Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that (a) they have read this Agreement; (b) they have had the opportunity to seek legal counsel of their own choice; (c) they understand the terms and consequences of this Agreement and of the releases it contains; and (d) they are fully aware of the legal and binding effect of this Agreement.

I, Jillian Mansolf, hereby accept and agree to the foregoing terms, conditions and releases set forth above in this Release.

____________________________                Date:    ______________________
Jillian Mansolf

ACCEPTED, AGREED AND ACKNOWLEDGED

OVERLAND STORAGE, INC.

Date:     ______________________
By: Eric Kelly, CEO